EXHIBIT 99.1

Jameson Inns, Inc.

8 Perimeter Center East, Suite 8050     Atlanta, Georgia 30346     (770) 481-0305     FAX (770) 901-9550

FOR IMMEDIATE RELEASE

December 18, 2003

Investor Relations Contact:	Alexander Lagerborg EPOCH Financial alagerborg@epochfinancial.com (888) 917-5146

JAMESON INNS ANNOUNCES PREFERRED DIVIDENDS FOR FOURTH QUARTER

Atlanta, GA, December 18/PRNewswire/ — Jameson Inns, Inc. (NASDAQ: JAMS), today announced that its Board of Directors has declared the Company’s regular quarterly cash dividend distributions on its two series of preferred shares.

The Board declared a cash dividend of $0.578125 per share of the Company’s 9.25% Series A Cumulative Preferred Stock (NASDAQ: JAMSP) for the fourth quarter of 2003. The cash dividend is payable on January 20, 2004, to shareholders of record on December 31, 2003. The Company currently has approximately 1.27 million Series A preferred shares outstanding.

The Board also declared a cash dividend of $0.425 per share of the Company’s $1.70 Series S Cumulative Convertible Preferred Stock (NASDAQ: JAMSO) for the fourth quarter of 2003. The cash dividend is payable on January 20, 2004, to shareholders of record on December 31, 2003. The Company currently has approximately 2.2 million Series S preferred shares outstanding.

Jameson Inns, Inc. develops and owns the Jameson Inn and Signature Inn limited service hotel properties. For more information, visit the Company’s website at www.jamesoninns.com.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic conditions, competition, and governmental actions will affect future transactions, results, performance, and achievements. These risks are presented in detail in our filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that our expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.